Exhibit 10.1

Kilroy Realty Corporation

Employment Agreement – John B. Kilroy, Jr.

(as amended and restated as of December 27, 2018)

Kilroy Realty Corporation

Employment Agreement for John B. Kilroy, Jr.

(as amended and restated as of December 27, 2018)

TABLE OF CONTENTS

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TABLE OF CONTENTS

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Kilroy Realty Corporation

Employment Agreement for John B. Kilroy, Jr.

(as amended and restated as of December 27, 2018)

THIS EMPLOYMENT AGREEMENT by and among KILROY REALTY CORPORATION, a Maryland corporation (the “Company”), Kilroy Realty, L.P., a Delaware limited partnership (the “Operating Partnership”) and John B. Kilroy, Jr. (“Executive”) effective as of January 1, 2007, as amended and restated as of January 1, 2012, is further amended and restated as of December 27, 2018 (the “Effective Date”). This Employment Agreement (the “Agreement”), as amended, supersedes and replaces in its entirety Executive’s employment agreement, dated as of January 1, 2012, with the Company and Operating Partnership, including any addendums thereto, and all other prior employment agreements with the Company and/or the Operating Partnership (the “Prior Employment Agreements”).

W I T N E S S E T H

WHEREAS, the Company desires to continue to employ Executive as Chief Executive Officer and President of the Company, and Executive desires to continue in such employment on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which the Company and Executive each hereby acknowledge, the Company and Executive hereby agree as follows:

1.	Employment.

The Company and Operating Partnership hereby agree to continue to employ Executive as their Chief Executive Officer and President, and Executive hereby agrees to accept and continue in such employment during the Term as defined in Section 2 (subject to Section 7(c)) and to serve in such capacities from and after the Effective Date, upon the terms and conditions set forth in this Agreement. The allocation of the rights and obligations between the Company and the Operating Partnership shall be determined by separate agreement of those parties. For purposes of this Agreement, the term “Company” shall be understood to include the Operating Partnership, unless the context otherwise requires.

2.	Term.

The term of employment of Executive under this Agreement (the “Term”) shall be the period commencing on the Effective Date and ending on December 31, 2023, and may be extended by the mutual agreement of the parties, except that the Term will end at a date, prior to the end of such period, specified in Section 6 or 7 in the event of termination of Executive’s employment.

3.	Offices and Duties.

The provisions of this Section 3 will apply during the Term, except as otherwise provided in Section 7(c):

(a) Generally. Executive shall serve as the Chief Executive Officer and President of the Company and shall be nominated and, if elected, shall serve as a member of the Board of Directors of the Company (the “Board”) and, for so long as he is serving on the Board, Executive agrees to serve as a member of any Board committee if the Board shall elect Executive to such committee. In any and all such capacities, Executive shall report only to the Board. Executive shall have and perform such duties, responsibilities, and authorities as are customary for the chief executive officer and president of a publicly held corporation of the size, type, and nature of the Company as they may exist from time to time and consistent with such position and status. In addition, if the Company and Executive mutually agree, Executive may serve the Company and its subsidiaries and affiliates in other offices and capacities; provided that, if Executive’s service in any such additional office or capacity ceases, such cessation shall have no effect on the compensation payable hereunder.

(b) Devotion of Time and Effort. Executive shall devote substantially all of his business time and attention, and his best efforts, abilities, experience, and talent, to the positions of Chief Executive Officer and President and for the businesses of the Company without commitment to other business endeavors, except that Executive (i) may make personal investments which are not in conflict with his duties to the Company and manage personal and family financial and legal affairs, (ii) may undertake public speaking engagements, and (iii) may serve as a director of (or similar position with) any educational, charitable, community, civic, religious, or similar type of organization, or, with the approval of the Board, a for-profit business, and (iv) may engage in for-profit activities, which activities may include real estate activities in regions in which the Company is not engaged in business and non-competitive activities in areas with which the Company is not involved and which are not in conflict with the Company’s activities, so long as such activities listed in clauses (i) through (iv) do not preclude or render unlawful Executive’s employment or service to the Company or otherwise materially inhibit the performance of Executive’s duties under this Agreement or impair the business of the Company or its subsidiaries.

(c) Place of Employment. Executive’s principal place of employment shall be at the Company’s principal executive offices in San Francisco, California or, at the election of the Executive, at the Company’s offices in another region in which the Company is conducting business.

4.	Salary and Annual Incentive Compensation.

As partial compensation for the services to be rendered hereunder by Executive, the Company agrees to pay to Executive during the Term the compensation set forth in this Section 4.

(a) Base Salary. The Company will pay to Executive during the Term a base salary at the annual rate of $1,225,000, payable commencing at the beginning of the Term in accordance with the Company’s usual payroll practices with respect to senior executives (except to the extent deferred under Section 5(c)). Executive’s annual base salary shall be reviewed by Executive Compensation Committee of the Board (the “Committee”) each year of the Term, beginning January 1, 2019, and may be increased above, but may not be reduced below, the then-current rate of such base salary. For purposes of this Agreement, “Base Salary” means Executive’s then-current base salary.

(b) Annual Incentive Compensation. During the Term (which, for the avoidance of doubt, includes the 2018 calendar year for all purposes of this paragraph), Executive will be eligible to receive an annual cash award (the “Annual Cash Award”) and an annual stock incentive award (the “Annual Stock Incentive”) which shall offer to Executive an opportunity to earn additional compensation based upon performance in amounts determined by the Committee in accordance with the applicable plan; provided, however, that (i) the annual target incentive opportunity for the Annual Cash Award shall be not less than $3,000,000 (which $3,000,000 is the “Annual Cash Target”), up to 25% of which may be payable, in the Company’s sole discretion, in Company stock, and (ii) the annual target incentive opportunity for the Annual Stock Incentive shall be not less than $6,000,000 (which $6,000,000 is the “Annual Stock Target”), up to 100% of which may be payable, in the Company’s sole discretion, in cash. The Annual Cash Award and the Annual Stock Incentive paid may be, in the discretion of the Committee, more or less than the annual target incentive opportunity based on the Company’s actual performance in relation to the target level performance. The Committee (or the Board) may determine, in its discretion, to increase Executive’s incentive opportunity or provide an additional incentive opportunity, in excess of the target incentive opportunity, payable for performance in excess of or in addition to the performance required for payment of the target incentive amounts. Any annual incentive compensation payable to Executive shall be paid in accordance with the Company’s usual practices with respect to payment of incentive compensation to senior executives (except to the extent deferred under Section 5(c)). In the event of Executive’s termination of employment as a result of his death or Disability (as defined in Section 8(e)), by the Company without Cause (as defined in Section 8(b)), or by Executive for Good Reason (as defined in Section 8(f)) (and, for clarity, not including any termination of employment by Executive without Good Reason, due to Retirement (as defined in Section 6(a)), by the Company for Cause, or as a result of the expiration of the Term) and, if such termination of employment occurs prior to the grant of the Annual Stock Incentive to Executive in the calendar year of such termination of employment, the Company shall grant Executive (or his estate, if applicable) an Annual Stock Incentive Award of not less than $6,000,000 (with all time-vesting conditions satisfied at grant) in the calendar year of such termination of employment. In such circumstances, if Executive’s employment or service-provider status with the Company would not permit a stock-based grant (or grants) to be made, the Company shall provide Executive (or his estate) an equivalent fully time-vested cash award.

(c) Severance Provisions Applicable to Future Annual Stock Incentive Awards. The provisions of any time-vest and performance-vest Annual Stock Incentive awards granted by the Company to Executive after 2018 as to the treatment of the awards on termination of employment shall be no less favorable than such provisions of Executive’s time-vest and performance-vest, respectively, Annual Stock Incentive awards granted by the Company to Executive in 2018 (updated to reflect the vesting schedule, performance period, performance measures, and performance goals of the applicable award); provided, however, that “Retirement”

for purposes of any Annual Stock Incentive award granted by the Company to Executive shall be defined as follows: (i) in the case of an Annual Stock Incentive award granted prior to 2019, as defined for purposes of the award when it was granted; (ii) in the case of an Annual Stock Incentive award granted in 2019, 2020, or 2021, Executive’s termination of employment hereunder by retirement at or after age 73, or at such earlier age as may be approved by the Board, upon at least twelve (12) months’ advance written notice to the Company; (iii) in the case of an Annual Stock Incentive award granted in 2022, Executive’s termination of employment hereunder by retirement at or after age 74, or at such earlier age as may be approved by the Board, upon at least twelve (12) months’ advance written notice to the Company; and (iv) in the case of an Annual Stock Incentive award granted in 2023, Executive’s termination of employment hereunder by retirement at or after age 75, or at such earlier age as may be approved by the Board, upon at least twelve (12) months’ advance written notice to the Company.

5.	Compensation Plans, Benefits, Deferred Compensation, and Expense Reimbursement.

(a) Executive Compensation Plans. Executive shall be entitled during the Term to participate, without discrimination or duplication, in all executive compensation plans and programs intended for general participation by senior executives of the Company, as presently in effect or as they may be modified or added to by the Company from time to time (other than (i) transition or retention plans or programs adopted for other senior executives in connection with or following the announcement of Executive’s termination of employment or (ii) plans or programs adopted for newly hired or promoted executives), subject to the eligibility, vesting and other provisions of such plans and programs; provided, however, that as to Executive’s participation therein, any such plans and programs in which Executive participates will include provision for Executive to become vested in any applicable time-based vesting requirements upon Executive’s Retirement with “Retirement” for purposes of Executive’s participation in any such plans and programs defined as follows: (i) in the case of a plan or program adopted in 2019, 2020, or 2021, Executive’s termination of employment hereunder by retirement at or after age 73, or at such earlier age as may be approved by the Board, upon at least twelve (12) months’ advance written notice to the Company; (ii) in the case of a plan or program adopted in 2022, Executive’s termination of employment hereunder by retirement at or after age 74, or at such earlier age as may be approved by the Board, upon at least twelve (12) months’ advance written notice to the Company; and (iii) in the case of a plan or program adopted in 2023, Executive’s termination of employment hereunder by retirement at or after age 75, or at such earlier age as may be approved by the Board, upon at least twelve (12) months’ advance written notice to the Company.

(b) Employee and Executive Benefit Plans. Executive shall be entitled during the Term to participate, without discrimination or duplication, in all employee and executive benefit plans and programs of the Company (other than (i) transition or retention-based plans and programs adopted in connection with or following the announcement of Executive’s termination of employment and (ii) plans or programs adopted for newly hired or promoted employees), as presently in effect or as they may be modified or added to by the Company from time to time, to the extent such plans are generally available to other senior executives or employees of the Company, subject to the eligibility and other requirements of such plans and programs, including, without limitation, plans providing retirement benefits, medical insurance, life insurance, disability insurance, and accidental death or dismemberment insurance, as well as savings, profit-sharing, 401(k) and stock ownership plans. In addition, Executive shall be eligible to participate in and receive or participate in perquisites under policies implemented by the Board and the Committee. It is understood that no minimum level of perquisites is guaranteed hereunder, and that the Company may make available compensation and benefits to one or more individual executives that will not be deemed “generally available” to senior executives.

In furtherance of and not in limitation of the foregoing, during the Term:

(i) Executive will participate as Chief Executive Officer and President in all executive and employee vacation and time-off programs; provided that Executive shall be entitled to a minimum of twenty-five (25) business days of vacation annually;

(ii) The Company shall pay an annual amount equal to $130,768 for the premium payments incurred in providing Executive with a life insurance policy during the Term in the amount of $10,000,000 (the “Life Insurance Policy”);

(iii) The Company shall pay the premium payments incurred in providing Executive with a disability insurance policy providing for a single sum disability payment in the amount of $10,000,000 subject to Executive satisfying medical underwriting requirements (and subject to a maximum annual premium payment of $250,000);

(iv) The Company shall reimburse Executive for the cost of an annual physical examination which is not paid for or reimbursed under the Company’s medical insurance, and Executive shall be required under this Agreement to undergo an annual physical examination by a qualified medical doctor (MD); and

(v) The Company shall provide Executive with a reasonable automobile allowance during the Term, subject to and on a basis consistent with past practice applicable to Executive as of the Effective Date.

(c) Deferral of Compensation. If the Company has in effect or adopts any deferral program or arrangement permitting executives to elect to defer any compensation, Executive will be eligible to participate in such program on terms no less favorable than the terms of participation of any other senior executive officer of the Company. Any plan or program of the Company which provides benefits based on the level of salary, annual incentives, or other compensation of Executive shall, in determining Executive’s benefits, take into account the amount of salary, annual incentives, or other compensation prior to any reduction for voluntary contributions made by Executive under any deferral or similar contributory plan or program of the Company, but shall not treat any payout or settlement under such a deferral or similar contributory plan or program to be additional salary, annual incentives, or other compensation for purposes of determining such benefits, unless otherwise expressly provided under such plan or program.

(d) Reimbursement of Expenses. The Company will promptly reimburse Executive for all reasonable business expenses and disbursements incurred by Executive in the performance of Executive’s duties during the Term in accordance with the Company’s reimbursement policies as in effect from time to time.

(e) Office, Staff and Equipment. The Company agrees to provide to Executive such staff, equipment and office space as is reasonably necessary for Executive to perform his duties hereunder, subject to and on a basis consistent with past practice applicable to Executive as of the Effective Date.

(f) Company Registration Obligations. The Company will use its commercially reasonable efforts to file with the Securities and Exchange Commission and thereafter maintain the effectiveness of one or more registration statements registering under the Securities Act of 1933, as amended (the “1933 Act”), the offer and sale of shares by the Company to Executive pursuant to any stock option or other equity-based awards granted to Executive under Company plans or otherwise or, if shares are acquired by Executive in a transaction not involving an offer or sale to Executive but resulting in the acquired shares being “restricted securities” for purposes of the 1933 Act, registering the reoffer and resale of such shares by Executive.

(g) Indemnification Agreement. That certain Indemnification Agreement, dated January 27, 2010, entered into by and between Executive and the Company, as it may be subsequently amended (the “Indemnification Agreement”), shall continue in full force and effect and in accordance with its terms.

(h) Limitations Under Code Section 409A.

(i) Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of Executive’s employment with the Company or a subsidiary, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)), (B) Executive is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations Section 1.409A-1(b)(9)(iii) and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code, as a result of such termination, Executive would receive any payment that, absent the application of this Section 5(h), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) six (6) months and one (1) day after Executive’s termination date, (2) Executive’s death or (3) such other date (the “Delay Period”) as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment). In particular, with respect to any lump sum payment otherwise required hereunder, in the event of any delay in the payment date as a result of Section 409A(a)(2)(A)(i) and (B)(i) of the Code, the Company will adjust the payments to reflect the deferred payment date by crediting interest thereon at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank.

(ii) To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A of the Code provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A of the Code, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(iii) In addition, other provisions of this Agreement or any other such plan notwithstanding, the Company shall have no right to accelerate any such payment or to make any such payment as the result of any specific event except to the extent permitted under Section 409A of the Code.

(iv) For purposes of Section 409A of the Code, each payment made after termination of employment, including COBRA continuation reimbursement payments, will be considered one of a series of separate payments.

(v) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.

(vi) Any amount that Executive is entitled to be reimbursed under this Agreement that may be treated as taxable compensation will be reimbursed to Executive as promptly as practical and in any event not later than sixty (60) days after the end of the calendar year in which the expenses are incurred; provided that Executive shall have provided a reimbursement request to the Company no later than thirty (30) days prior to the date the reimbursement is due. The amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses for reimbursement in any other calendar year, except as may be required pursuant to an arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code.

(vii) The Company shall not be obligated to reimburse Executive for any tax penalty or interest or provide a gross-up in connection with any tax liability of Executive under Section 409A of the Code.

(viii) Any annual bonus that is earned pursuant to Section 4(b) shall be paid, whether in cash or equity as provided above, between January 1 and March 15 of the year following the year for which such annual bonus was earned; provided, however, that if the Board shall determine that it is administratively impracticable, which may include inability of the Company to gain certification of its financial statements, to make such annual bonus payment by March 15, any such payment shall be made as soon as reasonably practicable after such period and in no event later than December 31 of the year following the year for which such annual bonus was earned.

(ix) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(x) Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of base salary or other compensation is to be paid for a specified continuing period of time beyond the date of termination of Executive’s employment, the payments of such base salary or other compensation shall be made in accordance with the Company’s payroll practices (or other similar term) or, if not payable in accordance with the Company’s payroll practices, on a monthly basis.

6.	Termination Due to Retirement, Death, or Disability.

(a) Retirement. Executive may elect to terminate employment hereunder by retirement at or after age 70, or at such earlier age as may be approved by the Board (in either case, for purposes of this Section 6 and Section 7, “Retirement”), upon at least twelve (12) months’ advance written notice to the Company. Absent the express agreement of the parties, if not elected earlier pursuant to the immediately preceding sentence, Executive’s Retirement shall occur on December 31, 2023. If the parties agree that Executive’s Retirement shall not occur on December 31, 2023 and Executive shall continue to be employed by the Company following December 31, 2023, the portion of the Retirement benefit provided for in clauses (iii) and (iv) of the next sentence shall continue to be paid as though Executive’s Retirement occurred on December 31, 2023 (for clarity, with payment to be made in connection with the actual date Executive’s employment with the Company ends, regardless of the reason for such termination). At the time Executive’s employment terminates due to Retirement, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 5 will immediately cease except for obligations which expressly continue after termination of employment due to Retirement, and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i) Executive’s Compensation Accrued at Termination (as defined in Section 8(d));

(ii) In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive’s employment terminated, a Partial Year Bonus (as defined in Section 8(g));

(iii) In recognition of past service, a single cash severance payment in an amount equal to $13,225,000;

(iv) If Executive’s Retirement occurs at or after age 73, upon at least twelve (12) months’ advance written notice to the Company, an additional cash severance payment in an amount equal to $3,000,000;

(v) Except as may be modified by Section 5(a), all equity awards (or portions thereof) held by Executive at termination shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted;

(vi) All other rights under any other compensatory or benefit plan, including any deferral under Section 5(c), shall be governed by such plan. In addition, at Company’s expense, Executive and his spouse and dependent children shall be entitled to continuation of health insurance coverage (i.e., medical, dental and vision) under the Company’s health plan(s) in which Executive was participating on the date of termination or if such plan(s) have been terminated, in the plan(s) in which senior executives of the Company participate for a period of three (3) years after the date of Executive’s Retirement. In addition, the Company shall reimburse Executive an annual amount equal to $130,768 for the premium payments incurred in providing Executive with the Life Insurance Policy each May for a period of three (3) years after the date of Executive’s Retirement.

(b) Death. In the event of Executive’s death which results in the termination of Executive’s employment, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 5 will immediately cease except for obligations which expressly continue after death, and the Company will pay Executive’s beneficiary or estate, and Executive’s beneficiary or estate will be entitled to receive, the following:

(i) Executive’s Compensation Accrued at Termination;

(ii) In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive dies, a Partial Year Bonus (as defined in Section 8(g));

(iii) A single cash severance payment in an amount equal to $16,225,000. Such payment shall be in addition to any life insurance payments to which Executive is otherwise entitled and any other compensation earned by Executive hereunder;

(iv) All equity awards (or portions thereof) held by Executive at termination shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted; and

(v) All other rights under any other compensatory or benefit plan, including any deferral under Section 5(c), shall be governed by such plan. In addition, at Company’s expense, Executive’s spouse and dependent children shall be entitled to continuation of health insurance coverage (i.e., medical, dental and vision) under the Company’s health plan(s) in which Executive was participating on the date of termination or if such plan(s) have been terminated, in the plan(s) in which senior executives of the Company participate for a period of three (3) years after the date of Executive’s death.

(c) Disability. The Company may terminate the employment of Executive hereunder due to the Disability (as defined in Section 8(e)) of Executive. Upon termination of employment, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 5 will immediately cease except for obligations which expressly continue after termination of employment due to Disability, and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i) Executive’s Compensation Accrued at Termination;

(ii) In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive becomes disabled, a Partial Year Bonus (as defined in Section 8(g));

(iii) A single cash severance payment in an amount equal to $16,225,000. Such payment shall be in addition to any disability insurance payments to which Executive is otherwise entitled and any other compensation earned by Executive hereunder;

(iv) All equity awards (or portions thereof) held by Executive at termination shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted;

(v) Disability benefits provided pursuant to the Company’s plans, programs and policies shall be payable in accordance with the terms of such plans, programs and policies; and

(vi) All other rights under any other compensatory or benefit plan, including any deferral under Section 5(c), shall be governed by such plan. In addition, at Company’s expense, Executive and his spouse and dependent children shall be entitled to continuation of health insurance coverage (i.e., medical, dental and vision) under the Company’s health plan(s) in which Executive was participating on the date of termination or if such plan(s) have been terminated, in the plan(s) in which senior executives of the Company participate for a period of three (3) years after the date Executive’s employment terminates. In addition, the Company shall reimburse Executive an annual amount equal to $130,768 for the premium payments incurred in providing Executive with the Life Insurance Policy each May for a period of three (3) years after the date of Executive’s termination of employment due to Disability.

(d) Other Terms of Payment Following Retirement, Death, or Disability. Nothing in this Section 6 shall limit the benefits payable or provided in the event Executive’s employment terminates due to Retirement, death, or Disability under the terms of plans or programs of the Company more favorable to Executive (or his beneficiaries) than the benefits payable or provided under this Section 6 (except in the case of Annual Incentives in lieu of which amounts are paid hereunder), including plans and programs adopted after the date of this Agreement. Subject to Section 5(h), amounts payable under this Section 6 following Executive’s termination of employment will be paid or commence, as applicable, within fifty (50) days following such termination of employment, with the exact date of payment or commencement determined in the sole discretion of the Company. The Company shall have no obligation to pay any such amounts or provide any such benefits in the event Executive’s employment terminates due to Retirement or Disability unless Executive complies with Section 11(b).

7.	Termination of Employment for Reasons Other Than Retirement, Death, or Disability.

(a) Termination by the Company for Cause. The Company may terminate the employment of Executive hereunder for Cause (as defined in Section 8(b)) at any time. At the time Executive’s employment is terminated for Cause, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 5 will immediately cease, and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i) Executive’s Compensation Accrued at Termination;

(ii) All equity awards (or portions thereof) held by Executive at termination shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted; and

(iii) All other rights under any other compensatory or benefit plan, including any deferral under Section 5(c), shall be governed by such plan. In addition, at Executive’s expense, Executive and his spouse and dependent children shall be entitled to continuation of health insurance coverage under any applicable law.

(b) Termination by Executive Other Than For Good Reason. Executive may terminate his employment hereunder voluntarily for reasons other than Good Reason (as defined in Section 8(f)) at any time upon at least thirty (30) days’ written notice to the Company. At the time Executive’s employment is terminated by Executive other than for Good Reason, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 5 will immediately cease, and the Company will pay Executive, and Executive will be entitled to the same compensation and rights specified in Section 7(a).

(c) Termination by the Company Without Cause. The Company may terminate the employment of Executive hereunder without Cause upon at least thirty (30) days’ written notice to Executive. At the time Executive’s employment is terminated by the Company (i.e., at the expiration of such notice period), the Term will terminate, all remaining obligations of the Company and Executive under Sections 1 through 5 will immediately cease (except as expressly provided below), and the Company will pay Executive, and Executive will be entitled to receive, the following:

(i) Executive’s Compensation Accrued at Termination;

(ii) A single cash severance payment in cash in an amount equal to $36,675,000 ;

(iii) In lieu of any annual incentive compensation under Section 4(b) for the year in which Executive’s employment terminates, a Partial Year Bonus (as defined in Section 8(g));

(iv) All equity awards (or portions thereof) held by Executive at termination shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted;

(v) All deferral arrangements under Section 5(c) will be settled in accordance with the plans and programs governing the deferral; and

(vi) All other rights under any other compensatory or benefit plan, including any deferral under Section 5(c), shall be governed by such plan. In addition, at Company’s expense, Executive and his spouse and dependent children shall be entitled to continuation of health insurance coverage (i.e., medical, dental and vision) under the Company’s health plan(s) in which Executive was participating on the date of termination or if such plan(s) have been terminated, in the plan(s) in which senior executives of the Company participate for a period of three (3) years after the date Executive’s employment terminates. In addition, the Company shall reimburse Executive an annual amount equal to $130,768 for the premium payments incurred in providing Executive with the Life Insurance Policy each May for a period of three (3) years after the date of Executive’s termination of employment.

Payments and benefits under this Section 7(c) are subject to Section 5(h).

(d) Termination by Executive for Good Reason. Executive may terminate his employment hereunder for Good Reason upon sixty (60) days’ written notice to the Company; provided, however, that, if the basis for such Good Reason is correctible and the Company has corrected the basis for such Good Reason within thirty (30) days after receipt of such notice, Executive may not then terminate his employment for Good Reason with respect to the matters addressed in the written notice, and therefore Executive’s notice of termination will automatically become null and void. At the time Executive’s employment is terminated by Executive for Good Reason (i.e., at the expiration of such notice period), the Term will terminate, all obligations of the Company and Executive under Sections 1 through 5 will immediately cease (except as expressly provided below), and the Company will pay Executive, and Executive will be entitled to receive, the same compensation and rights specified in Section 7(c)(i) – (vi) and the text following clause (vi).

If any payment or benefit under this Section 7(d) is based on Base Salary or other level of compensation or benefits at the time of Executive’s termination and if a reduction in such Base Salary or other level of compensation or benefit was the basis for Executive’s termination for Good Reason, then the Base Salary or other level of compensation in effect before such reduction shall be used to calculate payments or benefits under this Section 7(d).

(e) Other Terms Relating to Certain Terminations of Employment. In the event Executive’s employment terminates for any reason set forth in Section 7(b) through (d), Executive will be entitled to the benefit of any terms of plans or agreements applicable to Executive which are more favorable than those specified in this Section 7 (except without duplication of payments or benefits, including in the case of Annual Incentives in lieu of which amounts are paid hereunder). Except as otherwise provided under Section 5(h), amounts payable under this Section 7 following Executive’s termination of employment will be paid or commence within fifty (50) days following such termination of employment, with the exact date of payment or commencement determined in the sole discretion of the Company. The Company shall have no obligation to pay any such amounts or provide any such benefits unless Executive complies with Section 11(b).

The Company and the Operating Partnership, and any successor(s) thereto, shall use their commercially reasonable efforts to allow Executive to retain or rollover (into a successor entity) his interests in the Operating Partnership in a manner that allows him to defer his gain in such interests in connection with any Change in Control.

8.	Definitions Relating to Termination Events.

(a) “Annual Incentives”.

For purposes of this Agreement, Annual Incentives for a calendar year shall mean the Annual Cash Award and the Annual Stock Incentive for such year.

(b) “Cause”. For purposes of this Agreement, “Cause” shall mean Executive’s:

(i)	conviction for commission of a felony or a crime involving moral turpitude;

(ii)	willful commission of any act of theft, fraud, embezzlement or misappropriation against the Company or its subsidiaries or affiliates;

(iii)

willful and continued failure to substantially perform Executive’s duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness or from Executive’s unavailability due to circumstances beyond his control), which failure is not remedied within thirty (30) calendar days after written demand for substantial performance is delivered by the Company which specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties; or

(iv)

willful and material breach of a material Company policy applicable to Executive, which failure (if reasonably capable of a cure) is not remedied within thirty (30) calendar days after written demand for substantial performance is delivered by the Company which specifically identifies the manner in which the Company believes that Executive has breached such policy.

No act, or failure to act, on the part of Executive shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the independent members of the Board at a meeting of the Board (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in this definition and specifying the particulars thereof in detail.

(c) “Change in Control”. For purposes of this Agreement, a “Change in Control” means the following:

(i)

A transaction or series of transactions (other than an offering of the Company’s stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company and immediately after such acquisition possesses more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)

During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 8(c)(i) hereof or Section 8(c)(iii) hereof or a director initially elected or nominated to be a director of the Company as a result of an actual or threatened election contest or proxy contest, including by reason of any agreement intended to avoid or settle any such election or proxy contest) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)

The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)

Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction in substantially the same proportion as immediately before the transaction, and;

(B)

After which no person or group (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 8(c)(iii)(B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv)	The Company’s stockholders approve a liquidation or dissolution of the Company and all material contingencies to such liquidation or dissolution have been satisfied or waived.

(d) “Compensation Accrued at Termination”. For purposes of this Agreement, “Compensation Accrued at Termination” means the following:

(i)

The unpaid portion of annual Base Salary at the rate payable, in accordance with Section 4(a) hereof, at the date of Executive’s termination of employment, pro-rated through such date of termination, payable in accordance with the Company’s regular pay schedule;

(ii)

Except as otherwise provided in this Agreement, all earned and unpaid and/or vested, nonforfeitable amounts owing or accrued at the date of Executive’s termination of employment under any compensation and benefit plans, programs, and arrangements set forth or referred to in Sections 4(b) and 5(a) and 5(b) hereof (including any earned and vested Annual Incentives, which shall include any Annual Incentives payable with respect to a completed fiscal year) in which Executive theretofore participated, payable in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued; and

(iii)

Reasonable business expenses and disbursements incurred by Executive prior to Executive’s termination of employment or contractually obligated prior to Executive’s termination of employment and incurred by Executive thereafter, to be reimbursed to Executive, as authorized under Section 5(d), in accordance the Company’s reimbursement policies as in effect at the date of such termination.

(e) “Disability”. For purposes of this Agreement, “Disability” means that Executive qualifies to receive long-term disability payments under the Company’s or the Operating Partnership’s long-term disability insurance program, as it may be amended from time to time. If there is no such program, “Disability” means Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period.

(f) “Good Reason”. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following circumstances unless, if correctable, such circumstances are fully corrected within thirty (30) days of the notice of termination given in respect thereof:

(i)

the assignment to Executive of duties materially inconsistent with Executive’s position and status hereunder, or an alteration or diminution, materially adverse to Executive, in the nature of Executive’s duties, responsibilities, and authorities, Executive’s positions or the conditions of Executive’s employment from those specified in Section 3 or otherwise hereunder (other than inadvertent actions which are promptly remedied); except the foregoing shall not constitute Good Reason if occurring in connection with the termination of Executive’s employment for Cause, Disability, Retirement, as a result of Executive’s death, or as a result of action by or with the consent of Executive; for purposes of this Section 8(f)(i), references to the Company (and the Board and stockholders of the Company) refer to the ultimate parent company (and its board and stockholders) succeeding the Company following an acquisition in which the corporate existence of the Company continues, in accordance with Section 13(b);

(ii)

requiring Executive to report to and take direction from any person or body other than the Board; Executive ceasing to be a member of the Board (other than due to Cause, voluntary resignation or declining to be nominated to the Board) or, if Executive becomes Chairman of the Board, Executive ceasing to be Chairman of the Board (other than ceasing to be a member of the Board due to Cause, voluntary resignation or declining to be nominated to the Board), provided, further, Executive’s ceasing to serve as Chairman of the Board shall not, by itself, constitute Good Reason if such failure results from any law, regulation or listing requirement to the effect that the positions of Chairman of the Board and Chief Executive Officer shall not be held by the same individual or that the Chairman of the Company shall be independent;

(iii)

(A) a reduction by the Company in Executive’s Base Salary, (B) the setting of Executive’s annual target incentive opportunity in amounts less than specified under or otherwise not in conformity with Section 4 hereof (other than a setting of annual target incentives that would pay cash in amounts equal to the value of what would otherwise have been provided in the form of Company common stock), or (C) a material adverse change in benefits not in conformity with Section 5;

(iv)

the relocation of the principal place of Executive’s employment not in conformity with Section 3(c) hereof; for this purpose, required travel on the Company’s business will not constitute a relocation;

(v)

the failure by the Company to pay to Executive (A) any portion of Executive’s Base Salary, (B) any portion of the Annual Cash Award or the Annual Stock Incentive that is payable in cash and has been awarded to Executive pursuant to Section 4(b), or (C) any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due;

(vi)

the failure by the Company to continue in effect any material compensation or benefit plan in which Executive participated immediately prior to a Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amounts of compensation or benefits provided, the level of Executive’s participation relative to other participants and the tax treatment of such compensation or benefits, as existed at the time of the Change in Control;

(vii)

the failure of the Company to obtain a satisfactory agreement from any successor to the Company to fully assume the Company’s obligations and to perform under this Agreement, as contemplated in Section 13(b) hereof; or

(viii)

any other failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, this Agreement or any material compensation agreement between the Company and Executive.

(g) “Partial Year Bonus”. For purposes of this Agreement, a Partial Year Bonus is an amount equal to the Annual Cash Award that would have become payable to Executive for that year if his employment had not terminated, based on the performance actually achieved prior to (or through, in the case of a termination of employment occurring on December 31 of a particular year) the date Executive’s employment terminates and the Reasonably Anticipated Performance for the remainder of the year.

(h) “Reasonably Anticipated Performance”. For purposes of this Agreement, “Reasonably Anticipated Performance” is performance reasonably anticipated at the time of the termination of employment of Executive, as determined by the Board, in good faith, based on discussions with management of the Company and Executive and based on documents (including term sheets, leases and letters of intent) and, in the absence of documentation, material negotiations that have commenced at the time of such termination of employment (and the transaction in question has not theretofore terminated or been abandoned) and other facts and circumstances in existence at the time of termination.

9.	Payment of Financial Obligations.

The payment or provision to Executive by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement, including, without limitation, the payment of Executive’s Base Salary, Annual Cash Award, Annual Stock Incentive, and other benefits set forth in Sections 5(a) or 5(b) hereof, the payment of the severance payment and Partial Year Bonus and provision of the severance benefits (if applicable) as set forth in Section 6 and Section 7 hereof and any indemnification obligations, shall be allocated (the “Compensation Split”) between the Company and the Operating Partnership by the Committee based on any reasonable method; provided, however, that such allocation shall not detrimentally alter the obligations of the Company and the Operating Partnership to Executive.

10.	Rabbi Trust Obligation; Excise Tax-Related Provisions.

(a) Rabbi Trust Funding. In the event of a Change in Control (other than an acquisition resulting in the acquirer being the beneficial owner of less than 50% of the Company’s voting securities), the Company shall, not later than immediately prior to such Change in Control, have established one or more rabbi trusts and shall deposit therein cash in an amount sufficient to provide for full payment of all potential cash obligations of the Company that have arisen or would arise as a result such Change in Control and a subsequent termination of Executive’s employment under Section 7(c) or 7(d). Such rabbi trust(s) shall be irrevocable and shall provide that the Company may not, directly or indirectly, use or recover any assets of the trust(s) until such time as all obligations which potentially could arise hereunder have been settled and paid in full, subject only to the claims of creditors of the Company in the event of insolvency or bankruptcy of the Company.

(b) Parachute Payments—Best After-Tax Result. Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by Executive and the Company, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section (the “Other Agreements”), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company (or any of its affiliates) for the direct or indirect compensation of Executive (including groups or classes of participants or beneficiaries of which Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for Executive (a “Benefit Arrangement”), any right to receive any payment or other benefit under this Agreement shall not become payable, exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for Executive under this Agreement, all Other

Agreements, and all Benefit Arrangements, would cause any payment or benefit to Executive under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by Executive from the Company (and/or any of its affiliates) under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by Executive without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Agreement, in conjunction with all other rights, payments, or benefits to or for Executive under this Agreement, any Other Agreement or any Benefit Arrangement would cause Executive to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax amount received by Executive as described in clause (ii) of the preceding sentence, then the Company shall reduce or eliminate the rights, payments, or benefits under this Agreement, any Other Agreements, and any Benefit Arrangements by first reducing or eliminating payments which are payable in cash and then by reducing or eliminating payments, rights and benefits which are not payable in cash, in each case in reverse order beginning with payments, rights or benefits which are to be paid the farthest in time from the Change in Control so that Executive will not be considered to have received a Parachute Payment.

All determinations under this Section 10(b) shall be made at the expense of the Company by a nationally recognized public accounting or consulting firm selected by the Company and subject to the approval of Executive, which approval shall not be unreasonably withheld. Such determination shall be binding upon Executive and the Company absent manifest error.

11.	Restrictive Covenants; Release of Claims.

(a) Restrictive Covenants. In connection with the entering into of this Agreement, Executive and the Company and the Operating Partnership shall execute a Non-Competition, Non-Solicitation and Non-Disclosure Agreement in the form attached hereto as Exhibit A (the “Non-Competition, Non-Solicitation and Non-Disclosure Agreement”), the terms of which shall supersede and replace in its entirety that certain Amended and Restated Noncompetition Agreement dated as of January 1, 2012 by and between Executive, the Company and the Operating Partnership.

(b) Release of Employment Claims. Executive agrees, as a condition to receipt of the termination payments and benefits provided for in Sections 6 and 7 herein (other than Compensation Accrued at Termination or termination benefits payable in connection with Executive’s death) (the “Termination Benefits”), that he will execute and not revoke a general release in substantially the form attached hereto as Exhibit B. Such general release shall be provided to Executive within five (5) days of his termination of employment and he shall execute the general release within thirty (30) days and, pursuant to Exhibit B, the revocation period with respect to such release is seven (7) days. In the event the release of claims (and the expiration of any revocation rights provided therein) could become effective in one of two (2) taxable years of Executive depending on when Executive executes and delivers the release, any payment conditioned on execution of the release shall not be made earlier than the first business day of the later of such tax years.

(c) Forfeiture of Outstanding Options and Other Equity Awards. The provisions of Sections 6 and 7 notwithstanding, all options to purchase the Company’s stock and other equity awards granted by the Company shall be subject to forfeiture in accordance with the terms of the Non-Competition, Non-Solicitation and Non-Disclosure Agreement.

(d) Survival. The provisions of the Non-Competition, Non-Solicitation and Non- Disclosure Agreement shall survive the termination of the Term and any termination or expiration of this Agreement.

12.	Governing Law; Disputes; Arbitration.

(a) Governing Law. This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of California, without regard to conflicts of law principles. If under the governing law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion hereof.

(b) Reimbursement of Expenses in Enforcing Rights. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive in negotiating this Agreement shall be paid on behalf of or reimbursed to Executive promptly by the Company. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive in seeking to interpret this Agreement or enforce rights pursuant to this Agreement after a Change in Control shall be paid on behalf of or reimbursed to Executive promptly by the Company regardless of whether Executive is the prevailing party, provided that no reimbursement shall be made of such expenses relating to any unsuccessful assertion of rights if and to the extent that Executive’s assertion of such rights was in bad faith or frivolous, as determined by arbitrators in accordance with Section 12(c) or a court having jurisdiction over the matter. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive in seeking to defend against claims made by any taxing authorities pursuant to Section 280G and Section 4999 of the Code or similar state law shall be paid on behalf of or reimbursed to Executive promptly by the Company regardless of whether Executive is the prevailing party, provided that no reimbursement shall be made for any tax liability imposed on Executive.

(c) Arbitration. Any dispute or controversy arising under or in connection with this Agreement or any equity award agreement, arising prior to a Change in Control, shall be settled exclusively by arbitration in Los Angeles, California by three arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrators, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Southern District of California, (ii) any of the courts of the State of California, or (iii) any other court having jurisdiction. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Company shall pay the fees of the arbitrator and shall bear all costs and expenses of the arbitrator arising in connection with any arbitration proceeding pursuant to this Section 12. Notwithstanding any provision in this Section 12, Executive shall be paid compensation due and owing under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement. Any dispute or controversy arising under or in connection with this Agreement or any equity award agreement, arising in connection with or after a Change in Control, may, at the discretion of Executive be settled (i) by arbitration, in accordance with this Section 12(c) or (ii) by a court of competent jurisdiction.

(d) Interest on Unpaid Amounts. Any amount which has become payable pursuant to the terms of this Agreement or any decision by arbitrators or judgment by a court of law pursuant to this Section 12 but which has not been timely paid shall bear interest at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank prior to the date of such decision or judgment and at the prime rate plus four percent (4%) from and after the date of such decision or judgment until payment.

(e) LIMITATION ON LIABILITIES. IF EITHER EXECUTIVE OR THE COMPANY IS AWARDED ANY DAMAGES AS COMPENSATION FOR ANY BREACH OR ACTION RELATED TO THIS AGREEMENT, A BREACH OF ANY COVENANT CONTAINED IN THIS AGREEMENT (WHETHER EXPRESS OR IMPLIED BY EITHER LAW OR FACT), OR ANY OTHER CAUSE OF ACTION BASED IN WHOLE OR IN PART ON ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, SUCH DAMAGES SHALL BE LIMITED TO CONTRACTUAL AND CONSEQUENTIAL DAMAGES PLUS INTEREST ON ANY DELAYED PAYMENT AT THE MAXIMUM RATE PER ANNUM ALLOWABLE BY APPLICABLE LAW FROM AND AFTER THE DATE(S) THAT SUCH PAYMENTS WERE DUE AND SHALL EXCLUDE PUNITIVE DAMAGES EVEN IF THE RULES REFERRED TO IN SECTION 12(C) WOULD PROVIDE OTHERWISE. This provision shall not apply on or after the occurrence of a Change in Control.

(f) WAIVER OF JURY TRIAL. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. This provision is subject to Section 12(c), requiring arbitration of disputes hereunder. This provision shall not apply on or after the occurrence of a Change in Control.

13.	Miscellaneous.

(a) Integration. This Agreement cancels and supersedes any and all prior agreements and understandings (whether written or oral) between the parties hereto with respect to the employment of Executive by the Company, any parent or predecessor company, and the Company’s subsidiaries during the Term, including the Prior Employment Agreements, but excluding (1) existing written contracts relating to compensation under equity compensation and employee benefit plans of the Company and its subsidiaries (including Executive’s outstanding Restricted Stock Unit Award, dated March 30, 2012, which shall continue to have its accelerated vesting provisions be governed by the prior termination of employment provisions of the Prior Employment Agreements), (2) the Non-Competition, Non-Solicitation and Non-Disclosure Agreement and (3) the Indemnification Agreement. This Agreement constitutes the entire agreement among the parties with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto. Executive shall not be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by Executive under such prior agreements and understandings or under any benefit or compensation plan of the Company. In the event of any inconsistency or conflict between the terms of this Agreement and the terms of any other compensation plans and agreements approved by the Company after the date of this Agreement, including plans or agreements providing for incentive compensation, equity compensation or employee benefits, the terms that are most favorable to Executive shall control.

(b) Successors; Transferability. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise and, in the case of an acquisition of the Company in which the corporate existence of the Company continues, the ultimate parent company following such acquisition. Subject to the foregoing, the Company may transfer and assign this Agreement and the Company’s rights and obligations hereunder to another entity that is substantially comparable to the Company in its financial strength and ability to perform the Company’s obligations under this Agreement. Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution or as specified in Section 13(c).

(c) Beneficiaries. Executive shall be entitled to designate (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefits provided hereunder following Executive’s death.

(d) Notices. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:

If to the Company:

KILROY REALTY CORPORATION

12200 West Olympic Boulevard, Suite 200

Los Angeles, CA 90064

Attention: Corporate Counsel

With a copy to:

Jeffrey Walbridge

O’Melveny and Myers LLP

610 Newport Center Drive, Suite 1700

Newport Beach, CA 92660

If to Executive, to the address most recently on file in the payroll records of the Company.

With a copy to:

Michael S. Katzke

Katzke & Morgenbesser LLP

1345 Avenue of the Americas, 11th Fl.

New York, NY 10128

If the parties by mutual agreement supply each other with fax numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. In the case of Federal Express or other similar overnight service, such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective two days after deposit into the mails by delivery to the U.S. Post Office.

(e) Reformation. The invalidity of any portion of this Agreement shall not be deemed to render the remainder of this Agreement invalid.

(f) Headings. The headings of this Agreement are for convenience of reference only and do not constitute a part hereof.

(g) No General Waivers. The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions. No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.

(h) No Obligation To Mitigate. Executive shall not be required to seek other employment or otherwise to mitigate Executive’s damages upon any termination of employment; provided, however, that, to the extent Executive receives from a subsequent employer health or other insurance benefits that are substantially similar to the benefits referred to in Section 5(b) hereof, any such benefits to be provided by the Company to Executive following the Term shall be correspondingly reduced.

(i) Offsets; Withholding. The amounts required to be paid by the Company to Executive pursuant to this Agreement shall not be subject to offset other than with respect to any amounts that are owed to the Company by Executive due to his receipt of funds as a result of his fraudulent activity. The foregoing and other provisions of this Agreement notwithstanding, all payments to be made to Executive under this Agreement, including under Sections 6 and 7, or otherwise by the Company, will be subject to withholding to satisfy required withholding taxes and other required deductions.

(j) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Executive, his heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

(k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(l) Due Authority and Execution. The execution, delivery and performance of this Agreement have been duly authorized by the Company and this Agreement represents the valid, legal and binding obligation of the Company, enforceable against the Company according to its terms.

(m) Representations of Executive. Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which prevents him from entering into this Agreement or performing all of his obligations hereunder. In the event of a breach of such representation or warranty on Executive’s part or if there is any other legal impediment which prevents him from entering into this Agreement or performing all of his obligations hereunder, the Company shall have the right to terminate this Agreement forthwith in accordance with the same notice and hearing procedures specified above in respect of a termination by the Company for Cause pursuant to Section 7(a) and shall have no further obligations to Executive hereunder. Notwithstanding a termination by the Company under this Section 13(m), Executive’s obligations under the Non-Competition, Non-Solicitation and Non-Disclosure Agreement shall survive such termination.

14.	D&O Insurance.

The Company will maintain directors’ and officers’ liability insurance during the Term and for a period of six (6) years after the date Executive ceases performing services for the Company as an employee and as a director, respectively, covering acts and omissions of Executive in each such role during the Term, on terms substantially no less favorable than those in effect on the Effective Date.

IN WITNESS WHEREOF, Executive has hereunto set his hand and the Company has caused this instrument to be duly executed as of the date first above written.

[Signature Page Follows]

KILROY REALTY CORPORATION

By:	/s/ Tyler H. Rose
	Name:	Tyler H. Rose
	Title:	Executive Vice President, Chief Financial Officer and Secretary

KILROY REALTY CORPORATION

By:	/s/ Jeffrey C. Hawken
	Name:	Jeffrey C. Hawken
	Title:	Executive Vice President, Chief Operating Officer

KILROY REALTY, L.P.

By:	/s/ Tyler H. Rose
	Name:	Tyler H. Rose
	Title:	Executive Vice President, Chief Financial Officer and Secretary

KILROY REALTY, L.P.

By:	/s/ Jeffrey C. Hawken
	Name:	Jeffrey C. Hawken
	Title:	Executive Vice President, Chief Operating Officer

EXECUTIVE

/s/ John B. Kilroy, Jr.
John B. Kilroy, Jr.

EXHIBIT A

NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

(See Attached)

NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

THIS NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT (this “Agreement”) is dated as of December 27, 2018, by and among Kilroy Realty Corporation, a Maryland corporation (the “Company”), Kilroy Realty, L.P., a Delaware limited partnership (the “Operating Partnership”), and John B. Kilroy, Jr. (“Executive”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement (as defined below).

WHEREAS, the Company, the Operating Partnership, and Executive entered into an Employment Agreement, effective as of December 27, 2018 (the “Employment Agreement”), the terms of which superseded that certain Employment Agreement, originally effective as of January 1, 2007 and as amended and restated effective as of January 1, 2012, between the Company, the Operating Partnership and Executive (the “Prior Employment Agreement”);

WHEREAS, the Company, the Operating Partnership and Executive desire to enter into this Agreement to implement Section 11(a) of the Employment Agreement; and

WHEREAS, the Company, the Operating Partnership and Executive previously entered into an Amended and Restated Noncompetition Agreement, dated as of January 1, 2012 (the “Prior Noncompetition Agreement”) and, as of the date hereof, this Agreement supersedes and negates the Prior Noncompetition Agreement.

NOW, THEREFORE, in furtherance of the foregoing and in exchange for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Investments. Executive agrees that he will not, at any time during the Period of Employment (as defined below), own an interest in a Competitive REIT (as defined below), other than (i) passive ownership interests through investments in mutual funds, private equity funds, hedge funds or similar investment vehicles (which, for avoidance of doubt, may include an interest in a Competitive REIT) and (ii) interests in a Competitive REIT that are acquired because an ownership interest in something other than a Competitive REIT is converted, through a merger, consolidation, reorganization, business combination or other similar transaction, into an ownership interest in a Competitive REIT. For purposes of this Agreement, “Competitive REIT” means a publicly traded real estate investment trust more than 75% of the assets of which (on a consolidated basis with its subsidiaries) consist of commercial office buildings located in California, Washington and Oregon. For purposes of this Agreement, “Period of Employment” means the period Executive is employed by the Company or any of its subsidiaries.

2. Non-Solicitation. Without the consent in writing of the Board, Executive will not, at any time during the Period of Employment and for a period of two (2) years following Executive’s Separation Date (as defined below), acting alone or in conjunction with others, directly or indirectly (i) induce any customers of the Company or any of its subsidiaries with whom Executive has had contacts or relationships, directly or indirectly, during and within the scope of his employment with the Company or any of its subsidiaries, to curtail or cancel their business with the Company or any such subsidiary; (ii) induce, or attempt to influence, any employee of the

Company or any of its subsidiaries to terminate employment; or (iii) solicit or assist any third party in the solicitation of, any person who is an employee of the Company or any subsidiary; provided, however, that activities engaged in by or on behalf of the Company are not restricted by this covenant. The provisions of subsections (i), (ii), and (iii) above are separate and distinct commitments independent of each of the other subparagraphs. Notwithstanding anything in this Section 2 to the contrary, Executive is permitted to solicit any individual who served as his executive assistant during the Period of Employment. This Section 2 also does not limit any general advertising or job posting not directed at any individual or group of employees of the Company or any of its subsidiaries and does not prohibit Executive from providing a reference if requested by an employee. For purposes of this Agreement, “Separation Date” means the date Executive’s employment by the Company or any of its subsidiaries terminates for any reason (whether with or without cause, voluntarily or involuntarily, or due to death or disability).

3. Non-Disclosure; Ownership of Work. Executive shall not, at any time during the Period of Employment or at any time thereafter (including following a termination of Executive’s employment for any reason, whether with or without cause, voluntarily or involuntarily, or due to death or disability), disclose, use, transfer, or sell, except in the course of employment with or other service to the Company, any proprietary information, secrets, organizational or employee information, or other confidential information belonging or relating to the Company and its subsidiaries and customers so long as such information has not otherwise been disclosed through no wrongdoing of Executive or an individual under a similar restriction or is not otherwise in the public domain, except as required by law or pursuant to legal process. In addition, nothing herein shall preclude Executive from providing truthful information or documents to a government authority with jurisdiction over the Company in connection with an investigation by that authority, or as to a possible violation of applicable law, as long as (i) the information or documents were not obtained through a communication subject to the attorney-client privilege and (ii) such disclosure is required or permitted by law. The Company encourages Executive, to the extent legally permitted, to give the Company the earliest possible notice of any actual or prospective disclosure to such a government authority or as a result of any legal process. In addition, upon termination of Executive’s employment for any reason, Executive shall return to the Company or its subsidiaries all documents and other media containing information belonging or relating to the Company or its subsidiaries; provided, however, that Executive may make an electronic copy of, and retain, his calendar, contacts and personal correspondence and any information reasonably needed for personal tax return preparation purposes. Executive shall promptly disclose in writing to the Company all inventions, discoveries, developments, improvements and innovations (collectively referred to as “Inventions”) that Executive has conceived or made during the Period of Employment; provided, however, that in this context “Inventions” are limited to those which (i) relate in any manner to the existing or contemplated business activities of the Company and its subsidiaries; (ii) are suggested by or result from Executive’s work at the Company; or (iii) result from the use of the time, materials or facilities of the Company and its subsidiaries. All Inventions will be the Company’s property rather than Executive’s. Should the Company request it, Executive agrees to sign any document that the Company may reasonably require to establish ownership in any Invention.

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4. Cooperation With Regard to Litigation. Executive agrees to cooperate with the Company, during the Period of Employment or at any time thereafter (including following a termination of Executive’s employment for any reason, whether with or without cause, voluntarily or involuntarily, or due to death or disability), by making himself or herself available to testify on behalf of the Company or any subsidiary of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary of the Company, as may be reasonably requested by the Board and after taking into account Executive’s post-termination responsibilities and obligations. The Company agrees to reimburse Executive, on an after-tax basis, for all reasonable expenses (including legal fees and expenses if Executive reasonably believes separate counsel (independent of the Company’s counsel) to be appropriate under the prevailing circumstances) actually incurred in connection with his provision of such testimony or assistance as may be requested by the Board. Executive shall not be required to cooperate against his own legal interests.

5. Non-Disparagement. Executive shall not, at any time during the Period of Employment or at any time thereafter (including following a termination of Executive’s employment for any reason, whether with or without cause, voluntarily or involuntarily, or due to death or disability) make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries or their respective officers, directors, employees, advisors, businesses or reputations, nor shall the Company by official statement or members of the Board make any such statements or representations regarding Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive, the Company or members of the Board of Directors from making truthful statements that are required by applicable law, regulation or legal process or from making statements in the course of performance reviews.

6. Forfeiture of Outstanding Options and Other Equity Awards. The provisions of Sections 6 and 7 of the Employment Agreement notwithstanding, if Executive fails to comply in any material respect with the restrictive covenants under Sections 1, 2 or 3 of this Agreement (the date of such failure, the “Noncompliance Date”), all Covered Equity Awards (as defined below) then held by Executive or a transferee of Executive shall be immediately forfeited and thereupon such Covered Equity Awards shall be cancelled. Notwithstanding the foregoing, Executive shall not forfeit any Covered Equity Award unless and until there shall have been delivered to him or her, within two (2) months after the Board (i) had knowledge of conduct or an event allegedly constituting grounds for such forfeiture and (ii) had reason to believe that such conduct or event could be grounds for such forfeiture, a copy of a resolution duly adopted by a majority affirmative vote of the membership of the Board (excluding Executive) at a meeting of the Board called and held for such purpose (after giving Executive reasonable notice specifying the nature of the grounds for such forfeiture and not less than thirty (30) days to correct the acts or omissions complained of, if correctable, and affording Executive the opportunity, together with his counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive has engaged in conduct set forth in this Section 6 which constitutes grounds for forfeiture of Executive’s Covered Equity Awards; provided, however, that if any option is exercised or equity award is settled after delivery of such notice, such option or equity award constitutes a Covered Equity Award, and the Board subsequently makes the determination described in this sentence, Executive shall be required to pay to the Company (or the Operating Partnership, as to any Covered

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Equity Award granted by the Operating Partnership) an amount equal to the difference between the aggregate value of the shares acquired upon such exercise of the option at the date of the Board determination and the aggregate exercise price paid by Executive and an amount equal to the fair market value of the shares delivered in settlement of the equity award at the date of such determination (net of any cash payment for the shares by Executive). Any such forfeiture shall apply to the Covered Equity Awards notwithstanding any term or provision of any applicable award agreement. In addition, Executive agrees that all compensation paid or payable to Executive shall be subject to (i) the provisions of the Company’s claw-back policy as in effect on the Effective Date, and (ii) any claw-back required by applicable law. For purposes of this Agreement, a “Covered Equity Award” means a stock option, restricted stock, stock unit, performance unit, profit interest, or other equity award that was granted to Executive by the Company or the Operating Partnership after the date that is three years before the Noncompliance Date at issue.

7. Remedies; Waiver of Jury Trial. Executive agrees that any breach of the terms of this Agreement would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. Executive therefore also agrees that in the event of said breach or any threat of breach, and notwithstanding Section 12 of the Employment Agreement, the Company shall be entitled to seek an immediate injunction and restraining order from a court of competent jurisdiction to prevent such breach and/or threatened breach and/or continued breach by Executive and/or any and all persons and/or entities acting for and/or with Executive, without having to prove damages. The availability of injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, but remedies other than injunctive relief may only be pursued in an arbitration brought in accordance with Section 12 of the Employment Agreement. The terms of this paragraph shall not prevent the Company from pursuing in an arbitration any other available remedies for any breach or threatened breach of this Agreement, including but not limited to the recovery of damages from Executive. Executive, the Operating Partnership, and the Company agree to waive their rights to a jury trial for any claim or cause of action based upon or arising out of this Agreement or any dealings between them relating to the subject matter of this Agreement.

Executive hereby further agrees that, if it is ever determined, in an arbitration brought in accordance with Section 12 of the Employment Agreement, that willful actions by Executive have constituted wrongdoing that contributed to any material misstatement or omission from any report or statement filed by the Company with the U.S. Securities and Exchange Commission or material fraud against the Company, then the Company, or its successor, as appropriate, may recover all of any award or payment made to Executive, less the amount of any net tax owed by Executive with respect to such award or payment over the tax benefit to Executive from the repayment or return of the award or payment, pursuant to Section 7(c) or (d) of the Employment Agreement, and Executive agrees to repay and return such awards and amounts to the Company within thirty (30) calendar days of receiving notice from the Company that the Board has made the determination referenced above and accordingly the Company is demanding repayment pursuant to this Section 7. The Company or its successor may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from Executive; (ii) setting off the amount owed to it against any amount or award that would otherwise be payable by the Company to Executive; or (iii) any combination of (i) and (ii) above.

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8. Attorneys’ Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the legal fee reimbursement provisions set forth in Section 12(b) of the Employment Agreement shall apply.

9. Survival. This Agreement shall survive the termination of Executive’s employment and the assignment of this Agreement by the Operating Partnership or the Company to any successor to their respective business as provided in Section 13.

10. Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

11. Governing Law and Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof. Executive expressly consents to personal jurisdiction and venue in the state and federal courts (a) for the county in which the principal place of the Operating Partnership’s business is located for any lawsuit filed there against Executive by the Operating Partnership arising from or related to this Agreement, or (b) for the county in which the principal place of the Company’s business is located for any lawsuit filed there against Executive by the Company arising from or related to this Agreement.

12. Entire Agreement. This Agreement cancels and supersedes any and all prior agreements and understandings (whether written or oral) between the parties hereto with respect to the subject matter hereof, including the Prior Employment Agreement and the Prior Noncompetition Agreement, but excluding (1) existing written contracts relating to compensation under equity compensation and employee benefit plans of the Company and its subsidiaries, (2) the Employment Agreement and (3) that certain Indemnification Agreement, dated January 27, 2010, entered into by and between Executive and the Company, as it may be subsequently amended. This Agreement constitutes the entire agreement among the parties with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto.

13. Assignment. This Agreement may not be assigned by Executive, but may be assigned by the Operating Partnership and the Company to any successor to their respective business and will inure to the benefit of and be binding upon any such successor.

14. Notice. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice.

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If to the Company:

KILROY REALTY CORPORATION

12200 West Olympic Boulevard, Suite 200

Los Angeles, CA 90064

Attention: Corporate Counsel

If to Executive, to the address most recently on file in the payroll records of the Company.

If the parties by mutual agreement supply each other with fax numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. In the case of Federal Express or other similar overnight service, such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective two days after deposit into the mails by delivery to the U.S. Post Office.

15. Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. Executive’s Acknowledgment. Executive acknowledges (a) that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Operating Partnership or the Company other than those contained in writing herein, and has entered into the Agreement freely based on his own judgment.

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IN WITNESS WHEREOF, Executive, the Company and the Operating Partnership have executed this Agreement as of the date and year first above written.

KILROY REALTY CORPORATION,
a Maryland corporation

By:	/s/ Tyler H. Rose
	Name:	Tyler H. Rose
	Title:	Executive Vice President, Chief Financial Officer and Secretary

By:	/s/ Jeffrey C. Hawken
	Name:	Jeffrey C. Hawken
	Title:	Executive Vice President, Chief Operating Officer

KILROY REALTY, L.P., a Delaware limited partnership

By:	KILROY REALTY CORPORATION, a Maryland corporation its general partner

By:	/s/ Tyler H. Rose
	Name:	Tyler H. Rose
	Title:	Executive Vice President, Chief Financial Officer and Secretary

By:	/s/ Jeffrey C. Hawken
	Name:	Jeffrey C. Hawken
	Title:	Executive Vice President, Chief Operating Officer

EXECUTIVE

/s/ John B. Kilroy, Jr.
John B. Kilroy, Jr.

EXHIBIT B

FORM OF RELEASE

1. Release by the Executive. For and in consideration of the payments and other benefits due to John B. Kilroy, Jr. (the “Executive”) pursuant to the Employment Agreement dated as of December 27, 2018 (the “Agreement”), by and between Kilroy Realty Corporation, (the “Company”), Kilroy Realty, L.P. and the Executive, and for other good and valuable consideration, the Executive hereby agrees, for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company, or any of its divisions, affiliates (including, without limitation, Kilroy Realty, L.P. and its affiliates), subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the “Affiliated Entities”) or the Executive’s separation from employment with the Affiliated Entities, which the Executive now has or may have against the Released Parties, whether known or unknown to the Executive, by reason of facts which have occurred on or prior to the date that the Executive has signed this Release. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of the Executive’s employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.

2. Waiver of Civil Code Section 1542. THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, THE EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

3. ADEA Waiver. The Executive has read this Release carefully and expressly acknowledges and agrees that: (a) in return for this Release, the Executive will receive consideration beyond that which he was already entitled to receive before entering into this Release; (b) the Executive was given a copy of this Release on [            , 20     ] and informed that he had at least twenty-one (21) days to consider all of its terms and that if the Executive wished to execute this Release prior to the expiration of such twenty-one (21) day period he will have done so voluntarily and with full knowledge that he is waiving his right to have twenty-one (21) days to consider this Release, and that such twenty-one (21) day period to consider this Release would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Release in such twenty-one (21) day period after he received it; (c) the Executive is hereby advised in writing by this Release to consult with any attorney and any other advisors of the Executive’s choice prior to executing this Release; (d) the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties, including any and all rights and claims that the Executive may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Release; and (e) nothing in this Release prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law. The Executive also understands that the Executive has a period of seven (7) days after signing this Release within which to revoke his agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to the Executive pursuant to the Agreement until eight (8) days have passed since the Executive’s signing of this Release without the Executive’s signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company’s normal payroll practices or employee benefit plans. In the event the Executive exercises this right of revocation, neither the Company nor the Executive will have any obligations under this Release. Finally, the Executive has not been forced or pressured in any manner whatsoever to sign this Release, and the Executive agrees to all of its terms voluntarily.

4. Exceptions. Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company’s obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under the Agreement, any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where the Executive’s compensation or benefits are intended to continue or the Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of the Executive’s termination; (ii) rights to indemnification the Executive may have under the Agreement or a separate agreement entered into with the Company; (iii) rights the Executive may have as a shareholder, unit holder or prior member of the Company or the operating partnership; (iv) any rights that the Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; or (v) any rights to continued medical and dental coverage that the Executive may have under COBRA. In addition, this Release does not cover any claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Release prohibits the Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, the Executive does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on the Executive’s behalf arising out of any claim released pursuant to this Release. For clarity, and as required by law, such waiver does not prevent Executive from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. The Executive acknowledges and agrees that the Executive has received any and all leave and other benefits that the Executive has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

5. No Transferred Claims. The Executive represents and warrants to the Company that the Executive has not heretofore assigned or transferred to any person not a party to this Release any released matter or any part or portion thereof.

6. Miscellaneous. The following provisions shall apply for purposes of this Release:

(a) Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Release are for the purpose of convenience only, and they neither form a part of this Release nor are they to be used in the construction or interpretation thereof.

(b) Governing Law/Arbitration. Section 12 of the Agreement shall apply to this Release.

(c) Severability. If any provision of this Release or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Release which can be given effect without the invalid provisions or applications and to this end the provisions of this Release are declared to be severable.

(d) Modifications. This Release may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Release, which agreement is executed by both of the parties hereto; provided, however, that this Release may be amended by the Company to reflect new laws and changes in applicable laws.

(e) Waiver. No waiver of any breach of any term or provision of this Release shall be construed to be, nor shall be, a waiver of any other breach of this Release. No waiver shall be binding unless in writing and signed by the party waiving the breach.

(f) Counterparts. This Release may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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The undersigned have read and understand the consequences of this Release and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

Date	John B. Kilroy, Jr.

Date	Kilroy Realty Corporation

Date	Kilroy Realty, L.P.